WARRANT TO PURCHASE COMMON STOCK
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS.
WARRANT
to purchase
2,443

Shares of Common Stock
of
____________________________
ALASKA AIR GROUP, INC.
(NYSE Ticker Symbol: ALK)

Issue Date: February 5, 2021
1.Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.
“Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.
“Aggregate Net Cash Settlement Amount” has the meaning ascribed thereto in Section 2(i).
“Aggregate Net Share Settlement Amount” has the meaning ascribed thereto in Section 2(ii).
“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Company and one by the Original Warrantholder, shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 10 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers. The decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Company and the Original Warrantholder; otherwise, the average of all three determinations shall be binding upon the Company and the Original Warrantholder. The costs of conducting any Appraisal Procedure shall be borne by the Company.
“Average Market Price” means, with respect to any security, the arithmetic average of the Market Price of such security for the 15 consecutive trading day period ending on and including the trading day immediately preceding the determination date.
“Board of Directors” means the board of directors of the Company, including any duly authorized committee thereof.
“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders.
“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close; provided that banks shall be deemed to be generally open for business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any governmental entity if such banks’ electronic funds transfer system (including wire transfers) are open for use by customers on such day.
“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.
“Charter” means, with respect to any Person, its certificate or articles of incorporation, articles of association, or similar organizational document.
“Common Stock” means common stock of the Company, par value $0.01 subject to adjustment as provided in Section 13(E).
“Company” means the Person whose name, corporate or other organizational form and jurisdiction of organization is set forth in Item 1 of Schedule A hereto.
“conversion” has the meaning set forth in Section 13(B).
“convertible securities” has the meaning set forth in Section 13(B).

“Depositary” means The Depositary Trust Company, its nominees and their respective successors.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
“Exercise Date” means each date a Notice of Exercise substantially in the form annexed hereto is delivered to the Company in accordance with Section 2 hereof.
“Exercise Price” means the amount set forth in Item 2 of Schedule A hereto, subject to adjustment as contemplated herein.
“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith in reliance on an opinion of a nationally recognized independent investment banking firm retained by the Company for this purpose. For so long as the Original Warrantholder holds this Warrant or any portion thereof, it may object in writing to the Board of Director’s calculation of fair market value within 10 days of receipt of written notice thereof. If the Original Warrantholder and the Company are unable to agree on fair market value during the 10-day period following the delivery of the Original Warrantholder’s objection, the Appraisal Procedure may be invoked by either party to determine Fair Market Value by delivering written notification thereof not later than the 30th day after delivery of the Original Warrantholder’s objection.
“Initial Number” has the meaning set forth in Section 13(B).
“Issue Date” means the date set forth in Item 3 of Schedule A hereto.
“Market Price” means, with respect to a particular security, on any given day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the closing bid and ask prices as furnished by two members of the Financial Industry Regulatory Authority, Inc. selected from time to time by the Company for that purpose. “Market Price” shall be determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price of such security shall be deemed to be (i) in the event that any portion of the Warrant is held by the Original Warrantholder, the fair market value per share of such security as determined in good faith by the Original Warrantholder or (ii) in all other circumstances, the fair market value per share of such security as determined in good faith by the Board of Directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by the Company for this purpose and certified in a resolution to the Warrantholder.

“Original Warrantholder” means the United States Department of the Treasury. Any actions specified to be taken by the Original Warrantholder hereunder may only be taken by such Person and not by any other Warrantholder.
“Permitted Transactions” has the meaning set forth in Section 13(B).
“Per Share Net Cash Settlement Amount” means the Average Market Price of a share of Common Stock determined as of the relevant Exercise Date less the then applicable Exercise Price.
“Per Share Net Share Settlement Amount” means the quotient of (i) the Average Market Price of a share of Common Stock determined as of the relevant Exercise Date less the then applicable Exercise Price divided by (ii) the Average Market Price of a share of Common Stock determined as of the relevant Exercise Date.
“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.
“Per Share Fair Market Value” has the meaning set forth in Section 13(C).
“Pro Rata Repurchases” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (B) any other offer available to substantially all holders of Common Stock, in the case of both (A) or (B), whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while this Warrant is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Company under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.
“Regulatory Approvals” with respect to the Warrantholder, means, to the extent applicable and required to permit the Warrantholder to exercise this Warrant for shares of Common Stock and to own such Common Stock without the Warrantholder being in violation of applicable law, rule or regulation, the receipt of any necessary approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“trading day” means (A) if the shares of Common Stock are not traded on any national or regional securities exchange or association or over-the-counter market, a Business Day or (B) if the shares of Common Stock are traded on any national or regional securities exchange or association or over-the-counter market, a Business Day on which such relevant exchange or quotation system is scheduled to be open for business and on which the shares of Common Stock (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market for any period or periods aggregating one half hour or longer; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of Common Stock.
“U.S. GAAP” means United States generally accepted accounting principles.
“Warrant” means this Warrant, issued pursuant to the Warrant Agreement.
“Warrant Agreement” means the Amended and Restated Warrant Agreement, dated as of the date set forth in Item 4 of Schedule A hereto, as amended from time to time, between the Company and the United States Department of the Treasury.
“Warrantholder” has the meaning set forth in Section 2.
“Warrant Shares” has the meaning set forth in Section 2.
2.Number of Warrant Shares; Net Exercise. This certifies that, for value received, the United States Department of the Treasury or its permitted assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part, after the receipt of all applicable Regulatory Approvals, if any, up to an aggregate of the number of fully paid and nonassessable shares of Common Stock set forth in Item 5 of Schedule A hereto. The number of shares of Common Stock (the “Warrant Shares”) issuable upon exercise of this Warrant and the Exercise Price are subject to adjustment as provided herein, and all references to “Common Stock,” “Warrant Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.
Upon exercise of the Warrant in accordance with Section 3 hereof, the Company shall elect to pay or deliver, as the case may be, to the exercising Warrantholder (a) cash (“Net Cash Settlement”) or (b) Warrant Shares together with cash, if applicable, in lieu of delivering any fractional shares in accordance with Section 5 of this Warrant (“Net Share Settlement”). The Company will notify the exercising Warrantholder of its election of a settlement method within one Business Day after the relevant Exercise Date and if it fails to deliver a timely notice shall be deemed to have elected Net Share Settlement.
(a)Net Cash Settlement. If the Company elects Net Cash Settlement, it shall pay to the Warrantholder cash equal to the Per Share Net Cash Settlement Amount multiplied by the number of Warrant Shares as to which the Warrant has been exercised as indicated in the Notice of Exercise (the “Aggregate Net Cash Settlement Amount”).

(b)Net Share Settlement. If the Company elects Net Share Settlement, it shall deliver to the Warrantholder a number of shares of Common Stock equal to the Per Share Net Share Settlement Amount multiplied by the number of Warrant Shares as to which the Warrant has been exercised as indicated in the Notice of Exercise (the “Aggregate Net Share Settlement Amount”).
3.Term; Method of Exercise. Subject to Section 2, to the extent permitted by applicable laws and regulations, this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time after the execution and delivery of this Warrant by the Company on the date hereof, but in no event later than 5:00 p.m., New York City time on the fifth anniversary of the Issue Date of this Warrant, by the surrender of this Warrant and delivery of the Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder, at the principal executive office of the Company located at the address set forth in Item 6 of Schedule A hereto (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company).
If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant, and in any event not exceeding three Business Days after the date thereof, a new warrant in substantially identical form for the purchase of that number of Warrant Shares equal to the difference between the number of Warrant Shares subject to this Warrant and the number of Warrant Shares as to which this Warrant is so exercised. Notwithstanding anything in this Warrant to the contrary, the Warrantholder hereby acknowledges and agrees that its exercise of this Warrant for Warrant Shares is subject to the condition that the Warrantholder will have first received any applicable Regulatory Approvals.
4.Method of Settlement.
(a)Net Cash Settlement. If the Company elects Net Cash Settlement, the Company shall, within a reasonable time, not to exceed five Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant, pay to the exercising Warrantholder the Aggregate Net Cash Settlement Amount.
(b)Net Share Settlement. If the Company elects Net Share Settlement, shares of Common Stock equal to the Aggregate Net Share Settlement Amount shall be (x) issued in such name or names as the exercising Warrantholder may designate and (y) delivered by the Company or the Company's transfer agent to such Warrantholder or its nominee or nominees (i) if the shares are then able to be so delivered, via book-entry transfer crediting the account of such Warrantholder (or the relevant agent member for the benefit of such Warrantholder) through the Depositary’s DWAC system (if the Company's transfer agent participates in such system), or (ii) otherwise in certificated form by physical delivery to the address specified by the Warrantholder in the Notice of Exercise, within a reasonable time, not to exceed three Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. The Company hereby represents and warrants that any Warrant Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder, income and franchise taxes incurred in connection with the exercise of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Warrant Shares so issued will be deemed to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Warrant Shares may not be actually delivered on such date. The Company will at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Stock then issuable upon exercise of this Warrant at any time. The Company will (A) procure, at its sole expense, the listing of the Warrant Shares issuable upon exercise of this Warrant at any time, subject to issuance or notice of issuance, on all principal stock exchanges on which the Common Stock is then listed or traded and (B) maintain such listings of such Warrant Shares at all times after issuance. The Company will use reasonable best efforts to ensure that the Warrant Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Warrant Shares are listed or traded.
5.No Fractional Warrant Shares or Scrip. No fractional Warrant Shares or scrip representing fractional Warrant Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Average Market Price of the Common Stock determined as of the Exercise Date multiplied by such fraction of a share, less the pro-rated Exercise Price for such fractional share.
6.No Rights as Stockholders; Transfer Books. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the date of exercise hereof. The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.
7.Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate, or any certificates or other securities in a name other than that of the registered holder of the Warrant surrendered upon exercise of the Warrant.
8.Transfer/Assignment.
(i)Subject to compliance with clause (B) of this Section 8, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 3. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Company.
(ii)If and for so long as required by the Warrant Agreement, this Warrant shall contain the legend as set forth in Sections 4.2(a) of the Warrant Agreement.
9.Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Warrant Shares. The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.
10.Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Warrant Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.
11.Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.
12.Information. With a view to making available to Warrantholders the benefits of certain rules and regulations of the SEC which may permit the sale of the Warrants and Warrant Shares to the public without registration, the Company agrees to use its reasonable best efforts to:
a.make and keep adequate public information available, as those terms are understood and defined in Rule 144(c) or any similar or analogous rule promulgated under the Securities Act, at all times after the date hereof;
b.(x) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and the Exchange Act, and (y) if at any time the Company is not required to file such reports, make available, upon the request of any Warrantholder, such information necessary to permit sales pursuant to Rule 144A (including the information required by Rule 144A(d)(4) under the Securities Act);

c.furnish to any holder of Warrants or Warrant Shares forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of the Exchange Act and Rule 144(c)(1); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Warrantholder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities to the public without registration; and
d.take such further action as any Warrantholder may reasonably request, all to the extent required from time to time to enable such Warantholder to sell Warrants or Warrant Shares without registration under the Securities Act.
13.Adjustments and Other Rights. The Exercise Price and the number of Warrant Shares issuable upon exercise of the Warrant shall be subject to adjustment from time to time as follows; provided, that if more than one subsection of this Section 13 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 13 so as to result in duplication:
i.Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Warrant Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to acquire the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Warrant Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Warrant Shares issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.
ii.Certain Issuances of Common Stock or Convertible Securities. If the Company shall issue shares of Common Stock (or rights or warrants or other securities exercisable or convertible into or exchangeable (collectively, a “conversion”) for shares of Common Stock) (collectively, “convertible securities”) (other than in Permitted Transactions (as defined below) or a transaction to which subsection (A) of this Section 13 is applicable) without consideration or at a consideration per share (or having a conversion price per share) that is less than 90% of the Average Market Price determined as of the date of the agreement on pricing such shares (or such convertible securities) then, in such event:

1.the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (A) the numerator of which shall be the sum of (x) the number of shares of Common Stock of the Company outstanding on such date and (y) the number of additional shares of Common Stock issued (or into which convertible securities may be exercised or convert) and (B) the denominator of which shall be the sum of (I) the number of shares of Common Stock outstanding on such date and (II) the number of shares of Common Stock which the aggregate consideration receivable by the Company for the total number of shares of Common Stock so issued (or into which convertible securities may be exercised or convert) would purchase at the Average Market Price determined as of the date of the agreement on pricing such shares (or such convertible securities); and
2.the Exercise Price payable upon exercise of the Warrant shall be adjusted by multiplying such Exercise Price in effect immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant prior to such date and the denominator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant immediately after the adjustment described in clause (A) above.
For purposes of the foregoing, the aggregate consideration receivable by the Company in connection with the issuance of such shares of Common Stock or convertible securities shall be deemed to be equal to the sum of the net offering price (including the Fair Market Value of any non-cash consideration and after deduction of any related expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such convertible securities into shares of Common Stock; and “Permitted Transactions” shall mean issuances (i) as consideration for or to fund the acquisition of businesses and/or related assets, (ii) in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by the Board of Directors, (iii) in connection with a public or broadly marketed offering and sale of Common Stock or convertible securities for cash conducted by the Company or its affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital raising transactions by comparable institutions and (iv) in connection with the exercise of preemptive rights on terms existing as of the Issue Date. Any adjustment made pursuant to this Section 13(B) shall become effective immediately upon the date of such issuance.
iii.Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding dividends of its Common Stock and other dividends or distributions referred to in Section 13(A)), in each such case, the Exercise Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (x) the Average

Market Price of the Common Stock determined as of the first date on which the Common Stock trades regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading without the right to receive such distribution, minus the amount of cash and/or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock (such amount and/or Fair Market Value, the “Per Share Fair Market Value”) divided by (y) the Average Market Price specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Warrant Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Warrant Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the distribution giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Warrant Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.
iv.Certain Repurchases of Common Stock. In case the Company effects a Pro Rata Repurchase of Common Stock, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Average Market Price of a share of Common Stock determined as of the date of the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (ii) the Average Market Price per share of Common Stock determined as of the date of the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Warrant Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Warrant Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 13(D).
v.Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 13(A)), the Warrantholder’s right to receive Warrant Shares upon exercise of this Warrant shall be converted into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) which the Common Stock issuable (at the time of such Business

Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Warrantholder’s right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant following the consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the consideration that the Warrantholder shall be entitled to receive upon exercise shall be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of common stock that affirmatively make an election (or of all such holders if none make an election).
vi.Rounding of Calculations; Minimum Adjustments. All calculations under this Section 13 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one- hundredth (1/100th) of a share, as the case may be. Any provision of this Section 13 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Warrant Shares shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.
vii.Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 13 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.
viii.Other Events. For so long as the Original Warrantholder holds this Warrant or any portion thereof, if any event occurs as to which the provisions of this Section 13 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors of the Company, fairly and adequately protect the purchase rights of the Warrants in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such purchase rights as aforesaid. The Exercise Price or the number of Warrant Shares shall not be adjusted in the event of a change in the par value of the Common Stock or a change in the jurisdiction of incorporation of the Company.
ix.Statement Regarding Adjustments. Whenever the Exercise Price or the number of Warrant Shares shall be adjusted as provided in Section 13, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Warrant Shares after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Warrantholder at the address appearing in the Company’s records.
x.Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or the number of Warrant Shares or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Warrantholder, in the manner set forth in Section 13(J), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.
xi.Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 13, the Company shall take any action which may be necessary, including obtaining regulatory, New York Stock Exchange, NASDAQ Stock Market or other applicable national securities exchange or stockholder approvals or exemptions, as applicable, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 13.
xii.Adjustment Rules. Any adjustments pursuant to this Section 13 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.
14.No Impairment. The Company will not, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.
15.Governing Law. This Warrant will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the Company and the Warrantholder agrees (a) to submit to the exclusive jurisdiction and venue of the United States District Court for the District of Columbia for any civil action, suit or proceeding arising out of or relating to this Warrant or the transactions contemplated hereby, and (b) that notice may be served upon the Company at the address in Section 19 below and upon the Warrantholder at the address for the Warrantholder set forth in the registry maintained by the Company pursuant to Section 9 hereof. To the extent permitted by applicable law, each of the Company and the Warrantholder hereby unconditionally waives trial by jury in any civil legal action or proceeding relating to the Warrant or the transactions contemplated hereby or thereby.
16.Binding Effect. This Warrant shall be binding upon any successors or assigns of the Company.
17.Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Warrantholder.
18.Prohibited Actions. The Company agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of shares of Common Stock issuable after such action upon exercise of this Warrant, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by its Charter.
19.Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth in Item 7 of Schedule A hereto, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
20.Entire Agreement. This Warrant, the forms attached hereto and Schedule A hereto (the terms of which are incorporated by reference herein), and the Warrant Agreement (including all documents incorporated therein), contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

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[Form of Notice of Exercise]
Date:
TO:    [Company]
RE:    Exercise of Warrant
The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby notifies the Company of its intention to exercise its option with respect to the number of shares of the Common Stock set forth below covered by such Warrant. Pursuant to Section 4 of the Warrant, the undersigned acknowledges that the Company may settle this exercise in net cash or shares. Cash to be paid pursuant to a Net Cash Settlement or payment of fractional shares in connection with a Net Share Settlement should be deposited to the account of the Warrantholder set forth below. Common Stock to be delivered pursuant to a Net Share Settlement shall be delivered to the Warrantholder as indicated below. A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name set forth below.
Number of Warrant Shares:
Aggregate Exercise Price:
Address for Delivery of Warrant Shares:
Wire Instructions:
Proceeds to be delivered:            $
Name of Bank:
City/ State of Bank:
ABA Number of Bank
SWIFT #
Name of Account:
Account Number at Bank:

Securities to be issued to:

If in book-entry form through the Depositary:

Depositary Account Number:

Name of Agent Member:

If in certificated form:

Social Security Number or Other Identifying Number:

Name:

Street Address:

City, State and Zip Code:

Any unexercised Warrants evidenced by the exercising Warrantholder’s interest in the Warrant:

Social Security Number or Other Identifying Number:

Name:

Street Address:

City, State and Zip Code:

Holder:
By:
Name:
Title:

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.
Dated: February 5, 2021
COMPANY: ALASKA Air Group, Inc.
By:
Name: Shane R. Tackett
Title:     Executive Vice President, Finance and     Chief Financial Officer
Attest:
By:
Name: Kyle Levine
Title: Senior Vice President, General
     Counsel, and Corporate Secretary
[Signature Page to Warrant]

SCHEDULE A
Item 1
Name: Alaska Air Group, Inc.
Corporate or other organizational form: Corporation
Jurisdiction of organization: Delaware
Item 2
Exercise Price: $52.25
Item 3
Issue Date: February 5, 2021
Item 4
Date of Amended and Restated Warrant Agreement between the Company and the United States Department of the Treasury: February 5, 2021
Item 5
Number of shares of Common Stock: 2,4431
Item 6
Company’s address: 19300 International Blvd., Seattle, WA 98188
Item 7
Notice information:
If to the Company:

Alaska Air Group, Inc.
19300 International Blvd., SEAXP
Seattle, WA 98188
Attention: Chief Financial Officer
Telephone: 206.392.5040

With a copy to

Alaska Air Group, Inc.
19300 International Blvd., SEAZL
Seattle, WA 98188
Attention: General Counsel
Telephone: 206.392.5040
Email: LegalContractNotices@alaskaair.com

If to Treasury:
United States Department of the Treasury
1 For the avoidance of doubt, this warrant to purchase such shares of Common Stock is being issued pursuant to the amount by which the aggregate principal amount of the Alaska PSP2 Promissory Note was increased on February 5, 2021.

1500 Pennsylvania Avenue, NW, Room 2312
Washington, D.C. 20220
Attention: Assistant General Counsel (Banking and Finance)
20